EXHIBIT 10.23(a)
      On December 9, 2004, the Compensation Committee of the Board of Directors took the following actions:

1. Performance Plan. The Compensation Committee established the parameters of the performance pool available under the Company Amended and Restated Performance Plan, including the targets that must be met if such performance pool is to be funded and distributed to eligible employees, including executive officers, in connections with a change-in-control transaction initiated during the fiscal year 2005. The targets are based on the sale-to-book value ratio of the Company stock for a change-in-control transaction as measured against a representative index of sale price-to-book value ratios of public sector commercial bank acquisition transactions.

2. Establishment of Performance Goals for 2005. The Compensation Committee established performance measures that will determine the annual bonuses that may be earned by the executive officers under the Company’s Annual Incentive Compensation Plan with respect to the fiscal year 2005. The measures are based on the Company’s achievement of specified levels of earnings per share, return on assets and return on equity.